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                                                       Exhibit C2

NEES Energy, INC.
Statement of Cash Flows
For the Twelve Months December 31, 1996
(Unaudited, Subject to Adjustment)


Operating Activities:
  Net Income/(Loss)                                   ($1,508,971)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in undistributed income/(loss) in
       subsidiary                                       1,533,732
     Increase in deferred income taxes                       (300)
     Increase in tax benefit receivable                (1,017,000)
     Increase in accounts receivable                       (2,033)
     Increase in accounts payable                          30,091
                                                      -----------
Net cash used in operating activities                    (964,481)
                                                      -----------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.         (3,250,000)
                                                      -----------
Net cash used in investing activities                  (3,250,000)
                                                      -----------


Financing Activities:
  Issue of common stock                                     1,000
  Subordinated notes payable to parent-issues           4,505,000
                                                      -----------

Net cash provided by financing activities               4,506,000

Net increase in cash and cash equivalents                 291,519


Cash and cash equivalents at beginning of period                0
                                                      -----------
Cash and cash equivalents at end of period               $291,519
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